PROSPECTUS	Pricing Supplement No.3597
Dated September 7, 2000	Dated November 7, 2000
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2000	No.'s 333-87367 and 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: November 7, 2000

Settlement Date (Original Issue Date): November 10, 2000

Maturity Date: November 12, 2002

Principal Amount (in Specified Currency): USD250,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: None

Net Proceeds to Issuer (in Specified Currency): USD250,000,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month LIBOR plus 2 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: USD

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: On the 10th day of each month, commencing December 10, 2000.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month LIBOR plus 2 basis points.

(Floating Rate Notes)
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Pricing Supplement No.3597
Dated November 7, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Indexed Notes:

Currency Base Rate: N/A

(Floating Rate Notes)
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Pricing Supplement No. 3597
Dated November 7, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

			Year Ended December 31,		Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

Lehman Brothers Inc. is acting as agent in connection with the distribution of the Notes.

The Agent will not receive a selling commission in connection with the sale of the Notes.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.